Exhibit 4.5
CERTIFICATE OF TRUST
OF
PNC CAPITAL TRUST G,
A DELAWARE STATUTORY TRUST
     This Certificate of Trust of PNC Capital Trust G (the “Trust”) is being duly executed and filed for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act 12 Del. Code §3801 et seq.
     1.   NAME. The name of the statutory trust formed hereby is PNC Capital Trust G.
     2.   DELAWARE TRUSTEE. The name and business address of the trustee of the Trust having its principal place of business in the State of Delaware are:
The Bank of New York (Delaware)
White Clay Center
Route 273
Newark, DE 19711
     3.   EFFECTIVE DATE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, does hereby execute this Certificate of Trust as of the 9 day of January, 2007.

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee
By:	/s/ Kristine K. Gullo

Title	Vice President